AGREEMENT

         I, William B. King, in consideration of the severance package outlined in the letter from Errol F. Carlstrom to me dated October 9, 1996 (a copy of which is attached hereto), do hereby agree as follows:

1. I agree that for the one-year period from April 1, 1997 through March 31, 1998, I will not, on behalf of myself or any other person or entity, directly or indirectly, solicit any Company employees or attempt to divert or interfere with the development of any Company business by soliciting, contacting or communicating with any person, firm or organization to which the Company provided or is currently providing or solicitating vendor leasing services, for the purpose of providing competing vendor leasing services.

2. I acknowledge that the restrictions set forth in Paragraph 1 have been carefully considered and negotiated between Sunrise Resources, Inc. and myself. I further acknowledge and agree that the restrictions in Paragraph 1 are reasonable and will not unduly restrict me in securing other employment.

3. I understand and agree that, should I violate the provisions of Paragraph 1, Sunrise Resources, Inc. shall be entitled, in addition to any other right and remedy it may have at law or equity, to injunctive relief without the posting of any bond or other security, and to its reasonable attorneys' fees and costs incurred in bringing any action against me or otherwise enforcing the terms of Paragraph 1.

4. I agree that on or before March 31, 1997, I will execute a separate written "Release of Claims" which Sunrise Resources, Inc. will provide me and which will provide in substantial part as follows:

         a. Release of Claims. In further consideration for the severance package outlined in the letter from Errol F. Carlstrom to me dated October 9, 1996, I, for myself and anyone who has or obtains legal rights or claims through me, hereby release, agree not to sue, and forever discharge Sunrise Resources, Inc., its subsidiaries, successors and assigns, insurers, and affiliated and predecessor companies, their successors and assigns, their insurers, and the present and former owners, officers, directors, employees, shareholders, consultants, and agents of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Sunrise Resources, Inc., in their official and individual capacities, from all claims and demands whatsoever, whether known or unknown, in law or equity, I ever had, now have, or shall have up to and through the date of my signing this Release of Claims, including, but not limited to, any claims arising by statute, in tort or contract, arising out of or in connection with my employment by Sunrise Resources, Inc., the termination of that employment, or otherwise. This release includes, without limiting the generality of the foregoing, any claims I have or may have for wages, commissions, penalties, vacation pay or other benefit, defamation, or improper discharge (based on contract, at common law or under any federal, state or local statute or ordinance prohibiting discrimination in employment, particularly discrimination based on race, sex, national origin, age, color, creed, religion, marital status, disability, or sexual orientation, including but not limited to the Minnesota Human Rights Act, Minn. Stat. ss. 363.01 et seq., Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. ss. 2000e et seq., and the Age Discrimination in Employment Act, 29 U.S.C. ss. 621 et seq.), or attorney's fees or costs.

         b. Notification of Rights. I am hereby notified of my right to rescind the Release of Claims with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363, within 15 days after I sign this Release of Claims. In order to be effective, the rescission must be in writing and delivered to Errol F. Carlstrom, Sunrise Resources, Inc., 5500 Wayzata Blvd., Suite 725, Golden Valley, MN 55416, by hand or mail. If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Errol F. Carlstrom as set forth above, and sent by certified mail, return receipt requested.

         c. I have read the above Release of Claims and understand it as a full and final release of all claims I may have against Sunrise Resources, Inc. and the other entities and individuals covered by this Release of Claims. I agree that I have had an opportunity to consult with an attorney and that I have entered into this Release of Claims knowingly and voluntarily.

5. The occurrence of a rescission of the merger as described in Sunrise Resources, Inc. public filings with the Securities and Exchange Commission, or any filing of bankruptcy made by Sunrise Resources, Inc. shall render Paragraph 1 of this agreement null and void.

6. On or before March 31, 1997, the Company will execute a separate written release which the Company and the same parties covered by my Release of Claims as set forth in Section 4 above will provide me which forever discharges all claims against me, known or unknown, arising out of my employment with the Company.



November 14, 1996                                    /s/ William B. King
Date                                                 William B. King

SUNRISE RESOURCES, INC.
5500 Wayzata Blvd., Suite 725
Golden Valley, MN 55416


October 9, 1996


Mr. Bill King
Senior Vice President
Sunrise Resources, Inc.
5500 Wayzata Blvd. Suite 725
Golden Valley, MN  55416

Dear Bill:

         I am in receipt of your memorandum dated October 7, 1996 pertaining to your employment continuation. As I indicated during our meeting on Friday, October 7th, a release agreement must come from Tom King's office. As Tom is traveling this week, I will make sure the agreement is in your hands by the end of next week. However, I have agreed to the following severance package:

         (1) You will continue on the Sunrise payroll through March 31, 1996 at your present salary with full benefits.

         (2) You will be eligible for a bonus up to 40% of your base salary ($126,000). For you to realize the maximum bonus, the company must realize its annual income before tax budget, including accrual for bonuses ($6,710,000); total revenue of $46,540,000; and your performance rating for the first 3 quarters must be no less than 3.5. Through 2 quarters you have a performance rating in excess of 3.5, and I have no doubt your 3rd quarter will also exceed 3.5. You will not be subject to a 4th quarter review.

         (3)      Any application bonus will be paid as follows:

                  60% based on income before tax budget ($6,710,000)

                  20% based on total revenue ($46,540,000)

                  20% based on  realizing a  performance  rating of no less
                           than 3.5

         (4) You will be required to perform in your current capacity and keep normal business hours through December 31, 1996.

         (5) Effective January 1, 1997 through March 31, 1997, you will act in the capacity of Vendor Program Consultant to the President and Chief Executive Officer. You will be available to meet on a weekly basis and be generally available by telephone at other times.

         Bill, I believe the above fairly represents my verbal agreement with you. I look forward to a smooth and professional transition.


                                          Sincerely,


                                          /s/ Errol F. Carlstrom
                                         Errol F. Carlstrom
                                         President & Chief Executive Officer

cc:      Tom King, Esq.